SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 11, 2009

AARON’S, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (404) 231-0011

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 11, 2009, Aaron’s, Inc. (the “Company”) entered into an agreement to issue 416,335 shares of its Common Stock, par value $0.50 per share (the “Non-Voting Shares”).  A description of the agreement is included below under Item 3.02, and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

On May 11, 2009, the Company entered into an agreement with R. Charles Loudermilk, Sr., Chairman of the Board of Directors of the Company, to exchange certain of Mr. Loudermilk, Sr.’s shares of the Company’s Class A Common Stock, par value $0.50 per share (the “Voting Shares”), for shares of its Non-Voting Shares having approximately the same fair market value, based on a thirty trading day average.  In consideration of, and in exchange for, 500,000 shares of Voting Shares owned by Mr. Loudermilk, Sr., the Company has agreed to issue 416,335 shares of Non-Voting Shares to him.

The exchange was conducted in order to afford Mr. Loudermilk, Sr. additional liquidity for his equity interest in the Company for portfolio diversification purposes and to permit Mr. Loudermilk, Sr. to fulfill certain obligations.  Mr. Loudermilk, Sr. remains the holder of a majority of the Voting Shares.  At May 13, 2009, Mr. Loudermilk, Sr. beneficially owned 4,739,033 shares of Voting Shares and 665,766 shares of Non-Voting Shares.  In addition, his spouse also held 12,988 of Non-Voting Shares.

The issuance of the Non-Voting Shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws.  For the issuance, the Company relied upon the exemption provided by Section 3(a)(9) of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Form of Share Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.
	By:	/s/ Gilbert L. Danielson
Date: May 15, 2009		Gilbert L. Danielson Executive Vice President and Chief Financial Officer